Uroplasty BV
Hofkamp 2
6161 DC Geleen
The Netherlands

Bioplasty BV
Hofkamp 2
6161 DC Geleen
The Netherlands

Uroplasty LTD
Unit 3, Woodside Business Park
Whitley Wood Lane, Reading
Berkshire, RG2 8LW
United Kingdom

Bioplasty BVBA
p/a Amerikalei 35
2000 Antwerpen
Belgium